Diversified Corporate Resources Announces Unpaid Tax Liabilities

[8h June 2004 ]

DALLAS, June 8th /PRNewswire-FirstCall/ -- Diversified Corporate Resources, Inc. (Amex: HIR)

On June 5, 2004, the Diversified Corporate Resources, Inc. (the "Company") retained a specialized tax consultant to initiate discussions with the Internal Revenue Service regarding the payment of $2.5 million in unpaid Section 941 taxes owed by the Company for periods during the first and second quarters of 2004. Based on these discussions, the Company believes that it will receive a time period of at least 120 days to either pay this liability in full or enter into a satisfactory payment plan, if necessary. Currently, the Company has $.6 million in a restricted cash account reserved for payment against this balance reducing the amount of required funds to approximately $1.9 million.

Management is currently taking the following actions:

      Reviewing all operations and strategic options available to preserve shareholder value, and
      Developing a plan to raise additional capital for the Company.

Nonpayment of taxes may be considered by the Company's lenders under its two major lines of credit as an act of default. The Company is in the early stages of discussing the matter with these lenders.

This event may result in further delays in the release of the Company's 2003 financial statements, its Proxy Statement for the 2004 Annual Meeting and the filing with the Securities and Exchange Commission of its 2003 Annual Report on Form 10-K, its amended and restated Forms 10-Q for the first three quarters of 2003, and the Quarterly Report on Form 10-Q for the first quarter of 2004.

As long as the SEC reports are not filed, the Company will remain not in compliance with the continued listing standards for its common stock on the American Stock Exchange (the "Exchange"). Due to such non-compliance, trading in its stock has in fact been halted since Friday, June 4, 2004. The Company is currently preparing a plan, which would amend a plan previously submitted to the Exchange on May 24, 2004, whereby it would file the required SEC reports and otherwise regain full compliance on or before July 15, 2004, while, in the meantime, the halt in trading would continue. The Exchange may or may not accept the amended plan. If such plan is not accepted, the Exchange may initiate delisting proceedings. These proceedings, including the periods set aside for appeals, are likely to take at least sixty days. The Company believes that the proceedings would terminate and its stock would resume trading if the Company filed the SEC reports and otherwise regained full compliance with the listing standards at any time during the pendency of such proceedings.

At this time, the Company estimates a net loss for the first quarter of 2004 of approximately $2.4 million compared to a $1.8 million loss for the corresponding period in 2003, and net revenues of $11.2 million in the first quarter of 2004 compared to $12.1 million for the corresponding period in 2003.

The Company further estimates an approximate $.4 million increase in professional fees in the first quarter of 2004 compared to 2003 in main part due to increased audit and audit-related fees.

The Company will make further announcements as additional information becomes available.

Diversified Corporate Resources, Inc. is a national employment services and consulting firm, servicing Fortune 500 and larger regional companies with permanent recruiting and staff augmentation in the fields of Engineering, Information Technology, Healthcare, BioPharm and Finance and Accounting. The Company currently operates a nationwide network of nine regional offices.

Statements in this Press Release that are not historical facts, including, but not limited to, projections or expectations of future financial or economic performance of the Company, and statements of our plans and objectives for future operations are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and involve a number of risks and uncertainties. No assurance can be given that actual results or events will not differ materially from those projected, estimated, assumed or anticipated in any such "forward-looking" statements. Important factors (the "Cautionary Disclosures") that could result in such differences include: general economic conditions in our markets, including inflation, recession, interest rates and other economic factors; the availability of qualified personnel; our ability to successfully integrate acquisitions or joint ventures with our operations (including the ability to successfully integrate businesses that may be diverse as to their type, geographic area or customer base); the level of competition experienced by us; our ability to implement our business strategies and to manage our growth; the level of development revenues and expenses; the level of litigation expenses, and other factors that affect businesses generally. Subsequent written and oral "forward-looking" statements attributable to us, or persons acting on our behalf, are expressly qualified by the Cautionary Disclosures.